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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 10, 2005 on the combined financial statements of North American Carriers Ltd. and North American Carriers II Ltd., as of December 31, 2004 and for the period from January 9, 2004 (inception) to December 31, 2004 in the Registration Statement (Form S-1 No. 333-124784) of Cavan Maritime Limited filed with the Securities and Exchange Commission on August 25, 2005.

/s/ Ernst & Young (Hellas)

Athens, Greece

August 25, 2005

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  Exhibit 23.3